Exhibit 99
November 16, 2005
HELMERICH & PAYNE, INC. ANNOUNCES FISCAL YEAR EARNINGS AND MORE CONTRACTS
     Tulsa, OK — Helmerich & Payne, Inc. announced net income of $127,606,000 ($2.45 per diluted share) from operating revenues of $800,726,000 for its fiscal year ended September 30, 2005, compared with net income of $4,359,000 ($0.09 per diluted share) from operating revenues of $589,056,000 for the previous fiscal year. Net income includes gains from the sale of portfolio securities of $0.32 per share for 2005, and $0.31 per share for 2004. Net income for fiscal 2004 includes a non-cash charge of $51,516,000 ($0.63 per diluted share) for impairment of a portion of the Company’s Gulf of Mexico offshore platform rigs.
     Net income for the fourth quarter of fiscal 2005 was $36,121,000 ($0.68 per diluted share) from operating revenues of $233,210,000. Included in this year’s fourth quarter net income was $0.01 per share from gains from the sale of portfolio securities. Including the impairment charge mentioned above, the Company recorded a loss for its fourth quarter of fiscal 2004 of $12,624,000 ($0.25 per diluted share) from operating revenues of $164,068,000. During the fourth quarter of 2004, the Company recorded $0.16 per share of gains from the sale of portfolio securities.
      Helmerich & Payne, Inc. also announced today that it had signed separate term agreements with two exploration and production companies to operate a total of nine new FlexRig4s®. Each rig agreement includes a minimum term of at least three years and construction costs are estimated at slightly over $11 million per rig. Other terms and customer names were not disclosed. This brings to 50, the total number of new FlexRigs to be built by H&P with at least three-year commitments that have been announced by the Company since March of this year.
     Company President and C.E.O., Hans Helmerich commented, “We are pleased to reach the milestone of our 50th new-build order. This latest announcement will bring our total number of FlexRigs to 100 once completed, or 71% of our entire U.S. land rig fleet. This strong organic growth further establishes our belief that the Company’s overall fleet is the newest and most uniform in the land drilling industry. Customers continue to respond favorably to the proven performance that establishes these rigs as what we believe are best in class. We also believe the market will continue to push demand, not only for more available rigs, but for more capable rigs as well.
     “Our 2005 results benefited from the strongest U.S. land market environment in over 20 years as average cash margins per day increased to $9,317. The robust ramp-up in the energy industry has brought to bear its own challenges, including additional pressure on costs and people. Nonetheless, we are confident this energy cycle will continue to present exciting opportunities going forward.”
Operations Summary
     Operating income in the Company’s U.S. land rig operations increased to $56,028,000 for the fourth quarter of fiscal 2005, from $13,856,000 for the same period last year, and from $47,244,000 for this year’s third quarter. Average revenue per rig day rose to $18,563 and cash margins per rig day to $9,317 for this year’s fourth quarter, compared with $16,658 revenue per rig day and $8,219 cash margins per rig day for the previous quarter. U.S. land rig operating
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November 16, 2005
News Release
expense per day increased by 9.6% from this year’s third quarter to this year’s fourth quarter. The rise in expenses resulted from labor, materials, and supply cost increases. Average U.S. land rig utilization during the fourth quarter of 2005 was 95%, compared with 92% during last year’s fourth quarter, and 94% during this year’s third quarter.
     The Company’s offshore platform rig business reported operating income of $4,720,000 for the fourth quarter of fiscal 2005, compared with $4,648,000 for the third quarter of 2005, and an operating loss of $47,540,000 for the fourth quarter 2004. For quarterly comparisons, the offshore operations would have reported an operating profit of $3,976,000 for the fourth quarter of 2004, without the $51,516,000 impairment charge. Rig utilization was 65% during this year’s fourth quarter, compared with 54% during last year’s fourth quarter, and 45% during this year’s third quarter. This year’s fourth quarter was negatively impacted by lost operating income of approximately $600,000 due to damage from Hurricane Katrina to offshore platform Rig 201. Seven platform rigs are currently operating and one additional rig is scheduled for work commencing the second fiscal quarter of 2006. It is anticipated that Rig 201 will not return to service during fiscal 2006.
     International operating income declined during the fourth quarter of 2005 to $3,910,000, from $5,185,000 for last year’s fourth quarter, and $5,284,000 for this year’s third quarter. During the quarter, it was discovered the Company had not adequately reserved for future government stipulated deferred compensation payments to Venezuelan rig employees. As a result, $1,865,000 was expensed during this year’s fourth quarter for those previously earned, but unpaid future obligations. Rig utilization for international operations rose to 85% for the quarter, up from 57% during last year’s fourth quarter, and 80% during this year’s third quarter.
     Helmerich & Payne, Inc. is a contract drilling company that owns 90 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, and 27 international rigs, for a total of 128 rigs. Included in the total fleet of 128 rigs are 50 H&P-designed and operated FlexRigs. The Company has reached contractual agreements with customers that will result in the construction of 50 additional FlexRigs.
     Helmerich & Payne, Inc.’s conference call/webcast is scheduled for this morning and can be accessed at http://www.hpinc.com under Investors and will begin at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). If you are unable to participate during the live webcast, the call will be archived for a year on H&P’s website indicated above.
     The information to be disclosed in the conference call and webcast shall include forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by H&P from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, H&P’s actual results may differ materially from those indicated or implied by such forward-looking statements.
*   FlexRig® is a registered trademark of Helmerich & Payne, Inc.
Contacts:     Doug Fears
(918) 588-5208
Juan Pablo Tardio
(918) 588-5383
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News Release
November 16, 2005
HELMERICH & PAYNE, INC.
Unaudited
(in thousands, except per share data)

	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
CONSOLIDATED STATEMENTS OF OPERATIONS	2005	2005	2004	2005	2004

Operating Revenues:
Drilling — U.S. Land	$138,720	$157,335	$100,055	$527,637	$346,015
Drilling — U.S. Offshore	19,905	26,011	23,601	84,921	84,238
Drilling — International	46,030	47,180	38,029	177,480	148,788
Real Estate	2,732	2,684	2,383	10,688	10,015

	207,387	233,210	164,068	800,726	589,056

Operating costs and expenses:
Operating costs	121,470	137,188	113,423	484,231	417,716
Depreciation	23,419	25,643	24,821	96,274	94,425
Asset impairment	—	—	51,516	—	51,516
General and administrative	11,680	10,496	9,254	41,015	37,661

	156,569	173,327	199,014	621,520	601,318

Operating income (loss)	50,818	59,883	(34,946)	179,206	(12,262)

Other income (expense):
Interest and dividend income	1,671	1,984	476	5,809	1,965
Interest expense	(3,127)	(2,960)	(3,247)	(12,642)	(12,695)
Gain on sale of investment securities	—	656	13,442	26,969	25,418
Income from asset sales	603	1,160	3,639	13,550	5,377
Other	29	(610)	66	(235)	197

	(824)	230	14,376	33,451	20,262

Income (loss) before income taxes and equity in income of affiliates	49,994	60,113	(20,570)	212,657	8,000

Income tax provision (benefit)	20,627	24,553	(7,772)	87,463	4,365
Equity in income of affiliates net of income taxes	458	561	174	2,412	724

NET INCOME (LOSS)	$29,825	$36,121	$(12,624)	$127,606	$4,359

Earnings (loss) per common share:
Basic	$0.58	$0.70	$(0.25)	$2.50	$0.09
Diluted	$0.57	$0.68	$(0.25)	$2.45	$0.09

Average common shares outstanding:
Basic	51,233	51,616	50,426	51,087	50,312
Diluted	52,236	52,748	50,883	52,033	50,833
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News Release
November 16, 2005
HELMERICH & PAYNE, INC.
Unaudited
(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	9/30/05	9/30/04

ASSETS
Cash and cash equivalents	$288,752	$65,296
Other current assets	212,294	180,034

Total current assets	501,046	245,330

Investments	178,452	161,532
Net property, plant, and equipment	981,965	998,674
Other assets	3,136	1,308

TOTAL ASSETS	$1,664,599	$1,406,844

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$90,730	$59,903
Total noncurrent liabilities	294,631	232,831
Long-term notes payable	200,000	200,000
Total shareholders’ equity	1,079,238	914,110

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,664,599	$1,406,844

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News Release
November 16, 2005
HELMERICH & PAYNE, INC.
Unaudited
(in thousands)

	Years Ended
	September 30
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS	2005	2004

OPERATING ACTIVITIES:
Net Income	$127,606	$4,359
Depreciation	96,274	94,425
Asset impairment charge	—	51,516
Changes in assets and liabilities	33,091	18,260
Gain on sale of assets and investment securities	(40,519)	(28,143)
Non-monetary investment gain	—	(2,521)
Other	(4,214)	(1,256)

Net cash provided by operating activities	212,238	136,640

INVESTING ACTIVITIES:
Capital expenditures	(86,805)	(90,212)
Purchase of investments	(5,000)	—
Proceeds from sale of assets and investment securities	94,531	21,974

Net cash provided by (used in) investing activities	2,726	(68,238)

FINANCING ACTIVITIES:
Net payments on short-term notes	—	(30,000)
Dividends paid	(16,866)	(16,222)
Proceeds from exercise of stock options	25,358	4,927

Net cash provided by (used in) financing activities	8,492	(41,295)

Net increase in cash and cash equivalents	223,456	27,107
Cash and cash equivalents, beginning of period	65,296	38,189

Cash and cash equivalents, end of period	$288,752	$65,296

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News Release
November 16, 2005

SEGMENT REPORTING	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
	2005	2005	2004	2005	2004
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$138,720	$157,335	$100,055	$527,637	$346,015
Direct operating expenses	74,639	82,852	68,960	294,164	246,177
General and administrative expense	2,346	2,543	2,142	8,594	7,765
Depreciation	14,491	15,912	15,097	60,222	56,528

Operating income	$47,244	$56,028	$13,856	$164,657	$35,545

Activity days	7,797	7,994	7,363	30,968	27,472
Average rig revenue per day	$16,658	$18,563	$12,437	$15,941	$11,635
Average rig expense per day	$8,439	$9,246	$8,214	$8,403	$8,001
Average rig margin per day	$8,219	$9,317	$4,223	$7,538	$3,634
Rig utilization	94%	95%	92%	94%	87%

U.S. OFFSHORE OPERATIONS
Revenues	$19,905	$26,011	$23,601	$84,921	$84,238
Direct operating expenses	11,504	17,443	15,653	52,786	52,987
General and administrative expense	1,071	1,103	968	3,825	3,256
Depreciation	2,682	2,745	3,004	10,602	12,107
Asset impairment	—	—	51,516	—	51,516

Operating income (loss)*	$4,648	$4,720	$(47,540)	$17,708	$(35,628)

Activity days	455	654	601	2,122	2,088
Average rig revenue per day	$32,614	$29,782	$27,777	$29,228	$29,070
Average rig expense per day	$16,426	$17,838	$17,377	$15,967	$16,509
Average rig margin per day	$16,188	$11,944	$10,400	$13,261	$12,561
Rig utilization	45%	65%	54%	53%	48%

*NOTE:	The following is a reconciliation of the operating income (loss) for the U.S. Offshore segment for the fourth quarter of 2004, which is provided to assist with quarterly comparisons.

Operating Loss	$(47,540)
Impairment charge	51,516

Operating income, as adjusted	$3,976

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News Release
November 16, 2005

SEGMENT REPORTING	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
	2005	2005	2004	2005	2004
	(in thousands, except days and per day amounts)
INTERNATIONAL OPERATIONS
Revenues	$46,030	$47,180	$38,029	$177,480	$148,788
Direct operating expenses	35,192	36,870	27,050	135,837	113,988
General and administrative expense	619	794	527	2,563	2,144
Depreciation	4,935	5,606	5,267	20,107	20,530

Operating income	$5,284	$3,910	$5,185	$18,973	$12,126

Activity days	1,916	2,024	1,692	7,491	6,266
Average rig revenue per day	$19,536	$19,168	$18,746	$19,332	$19,580
Average rig expense per day	$14,633	$14,416	$12,739	$14,039	$14,279
Average rig margin per day	$4,903	$4,752	$6,007	$5,293	$5,301
Rig utilization	80%	85%	57%	77%	54%

Per day calculations for international operations exclude gains and losses from translation of foreign currency transactions.

Operating statistics exclude the effects of offshore platform and international management contracts, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$8,838	$8,943	$8,478	$33,989	$26,367
U.S. Offshore Operations	$2,412	$4,213	$1,680	$9,506	$6,012
International Operations	$4,115	$4,207	$2,481	$15,215	$11,731

REAL ESTATE
Revenues	$2,732	$2,684	$2,383	$10,688	$10,015
Direct operating expenses	838	583	1,760	3,622	4,564
Depreciation	628	589	589	2,352	2,253

Operating income	$1,266	$1,512	$34	$4,714	$3,198
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News Release
November 16, 2005
The following table reconciles operating income (loss) per the information above to income (loss) before income taxes and equity in income of affiliates as reported on the Consolidated Statements of Operations (in thousands).

SEGMENT REPORTING	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
	2005	2005	2004	2005	2004

Operating income (loss)
U.S. Land	$47,244	$56,028	$13,856	$164,657	$35,545
U.S. Offshore	4,648	4,720	(47,540)	17,708	(35,628)
International	5,284	3,910	5,185	18,973	12,126
Real Estate	1,266	1,512	34	4,714	3,198

Segment operating income (loss)	$58,442	$66,170	$(28,465)	$206,052	$15,241
Corporate general and administrative	(7,644)	(6,056)	(5,617)	(26,033)	(24,496)
Other depreciation	(683)	(791)	(864)	(2,991)	(3,007)
Inter-segment elimination	703	560	—	2,178	—

Operating income (loss)	$50,818	$59,883	$(34,946)	$179,206	$(12,262)

Other income (expense):
Interest and dividend income	1,671	1,984	476	5,809	1,965
Interest expense	(3,127)	(2,960)	(3,247)	(12,642)	(12,695)
Gain on sale of investment securities	—	656	13,442	26,969	25,418
Income from asset sales	603	1,160	3,639	13,550	5,377
Other	29	(610)	66	(235)	197

Total other income (expense)	(824)	230	14,376	33,451	20,262

Income (loss) before income taxes and equity in income of affiliates	$49,994	$60,113	$(20,570)	$212,657	$8,000

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